Ekso Bionics Reports Third Quarter 2021 Results

RICHMOND, Calif., November 2, 2021 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three months ended September 30, 2021.
Recent Highlights and Accomplishments
•Reported revenue of $3.0 million in the third quarter of 2021
•Achieved gross margin of approximately 59% in the third quarter of 2021
•Booked a total of 16 EksoNR units in the third quarter of 2021
•Strong cash position of $43.4 million as of September 30, 2021
“During the third quarter, we deepened relationships with top inpatient rehabilitation operators and increased market penetration across our industrial verticals to generate solid revenues,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “Strong order flow and greater customer demand resulted in an increase of capital purchases for our leading EksoNR exoskeleton devices. We are pleased that our commercial strategy is gaining traction with network operators, which comprised the majority of new U.S. bookings year to date. Concurrently, our industrial team has produced several initial orders with new customers as we focus on building greater awareness of our innovative EVO and EksoZeroG products.”

Third Quarter 2021 Financial Results
Revenue was $3.0 million for the quarter ended September 30, 2021, compared to $2.9 million for the same period in 2020. Revenue in the third quarter of 2021 included approximately $2.7 million in EksoHealth revenue and approximately $0.3 million in EksoWorks revenue. The increase in revenue was primarily due to an increase in EVO vest sales.
Gross profit for the quarter ended September 30, 2021 was $1.8 million, unchanged from the same period in 2020. Gross margin was approximately 59% in the third quarter of 2021, compared with gross margin of 63% for the same period in 2020. The overall decrease in gross margin was primarily due to the increase in EksoHealth service parts and labor costs and changes in product mix.
Sales and marketing expenses for the quarter ended September 30, 2021 were $1.7 million, a decrease of $0.1 million compared to the same period in 2020. The decrease was primarily due to reduced general marketing activities.
Research and development expenses for the quarter ended September 30, 2021 were $0.6 million, an increase of 3% from the same period in 2020, primarily due to increased employee compensation costs.
General and administrative expenses for the quarter ended September 30, 2021 were $2.3 million, compared to $1.7 million for the same period in 2020, an increase of $0.6 million. The increase was primarily due to increased employee headcount and compensation expense, which was partially offset by a reduction in outside legal expenses.
Gain on warrant liabilities for the quarter ended September 30, 2021 was $1.1 million associated with the revaluation of warrants issued in 2019, 2020 and 2021, compared with a gain of $4.5 million due to the revaluation of warrants issued in 2015, 2019 and 2020, for the same period in 2020.

Net loss applicable to common stockholders for the quarter ended September 30, 2021 was $2.0 million, or $0.15 per basic share and $0.17 per diluted share, compared to net income of $2.5 million, or $0.30 per basic share and a loss of $0.01 per diluted share, for the same period in 2020.
Nine Months Ended September 30, 2021
Revenue for the nine months ended September 30, 2021 was $7.2 million, which includes approximately $6.3 million in EksoHealth revenue and $0.9 million in EksoWorks sales, compared to $6.6 million for the same period in 2020. The increase in revenue was primarily due to an increase in EksoHealth sales volume driven by improving business conditions following the impact of the COVID-19 pandemic.
Gross profit for the nine months ended September 30, 2021 was approximately $4.3 million, representing a gross margin of approximately 60%, compared to gross profit of $3.7 million for the same period in 2020, representing a gross margin of 56%. The increase in gross margin was primarily due to improved EksoWorks margins driven by lower production costs of the EVO compared to the previous-generation vest and the reduction of collaborative arrangements in overall revenue composition.
Sales and marketing expenses for the nine months ended September 30, 2021 were $5.3 million, compared to $6.0 million for the same period in 2020, a decrease of approximately $0.7 million. The decrease was primarily due to lower employee expenses as a result of the Company’s previously implemented cost reduction initiatives.
Research and development expenses for the nine months ended September 30, 2021 were $1.9 million, compared to $1.8 million in the same period in 2020, an increase of $0.1 million as a result of the increase in employee compensation costs.
General and administrative expenses for the nine months ended September 30, 2021 were $6.4 million, compared with $5.8 million for the same period in 2020, primarily due to an increase in employee compensation.
Gain on warrant liabilities for the nine months ended September 30, 2021 was $2.0 million associated with the revaluation of warrants issued in 2019, 2020 and 2021, compared to a $1.6 million loss on warrant liabilities for the nine months ended September 30, 2020 associated with the revaluation of warrants issued in 2015, 2019 and 2020.

Net loss applicable to common shareholders for the nine months ended September 30, 2021 was $6.9 million, or $0.57 per basic share and $0.62 per diluted share, compared to net loss of $11.8 million, or $1.75 per basic share and $1.78 per diluted share, for the same period in 2020.
Cash on hand at September 30, 2021 was $43.4 million, compared to $12.9 million at December 31, 2020. In February 2021, the Company raised gross proceeds of $40 million in an underwritten public offering priced at $10.25 per share.
Conference Call
Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.
A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers.

A replay of the call will be available for two weeks by dialing 877-660-6853 for domestic callers or 201-612-7415 for international callers, using Conference ID: 13723545. The webcast will also be available on the Company’s website for one month following the completion of the call.
About Ekso Bionics®
Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on Twitter.
Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s commercial strategy and future revenues or other financial results and the assumptions underlying or relating to the foregoing. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months ended September 30, 2021, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021 that are required to be included in such report, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain due to the outbreak of the COVID-19 virus, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Contact:
David Carey
212-867-1768
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30,	December 31,
	2021	2020
Assets	(unaudited)
Current assets:
Cash	$43,439	$12,862
Accounts receivable, net	3,121	3,224
Inventories	1,751	1,978
Prepaid expenses and other current assets	788	356
Total current assets	49,099	18,420
Property and equipment, net	1,172	1,172
Right-of-use assets	337	685
Other assets	125	320
Total assets	$50,733	$20,597
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	1,308	1,501
Accrued liabilities	1,704	1,429
Deferred revenues, current	1,291	1,496
Lease liabilities, current	372	548
Total current liabilities	4,675	4,974
Deferred revenue	1,449	1,806
Notes payable, net	1,992	3,075
Warrant liabilities	3,501	6,037
Other non-current liabilities	54	271
Total liabilities	11,671	16,163
Stockholders' equity:
Common stock	13	8
Additional paid-in capital	245,299	204,376
Accumulated other comprehensive loss	(246)	(847)
Accumulated deficit	(206,004)	(199,103)
Total stockholders' equity	39,062	4,434
Total liabilities and stockholders' equity	$50,733	$20,597

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Revenue	3,049	2,897	7,170	6,628
Cost of revenue	1,242	1,084	2,836	2,919
Gross profit	1,807	1,813	4,334	3,709

Operating expenses:
Sales and marketing	1,685	1,740	5,265	5,972
Research and development	618	599	1,930	1,762
General and administrative	2,293	1,706	6,415	5,836
Impairment of goodwill	—	189	—	189
Restructuring	—	—	—	244
Total operating expenses	4,596	4,234	13,610	14,003

Loss from operations	(2,789)	(2,421)	(9,276)	(10,294)

Other income (expense), net:
Interest expense	(24)	(23)	(77)	(113)
Gain (loss) on revaluation of warrant liabilities	1,125	4,476	2,011	(1,579)
Warrant issuance expense	—	—	—	(329)
Gain on forgiveness of note payable	—	—	1,099	—
Other (expense) income, net	(270)	420	(658)	466
Total other income (expense), net	831	4,873	2,375	(1,555)
Net (loss) income	$(1,958)	$2,452	$(6,901)	$(11,849)

Net (loss) income per share, basic	$(0.15)	$0.30	$(0.57)	$(1.75)

Net loss per share, diluted	$(0.17)	$(0.01)	$(0.62)	$(1.78)

Weighted average number of shares of common stock outstanding, basic	12,661	8,236	12,029	6,772

Weighted average number of shares of common stock outstanding, diluted	12,710	8,379	12,133	6,829